February 2008
Pricing Sheet dated February 19, 2008 relating to
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities

Buffered PLUS based on the S&P 500® Index due February 26, 2009
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – FEBRUARY 19, 2008
Issuer:	Morgan Stanley
Maturity date:	February 26, 2009
Underlying index:	S&P 500® Index (the “S&P 500 Index”)
Aggregate principal amount:	$200,000,000
Payment at maturity:	•	If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
	•	If the final index value is less than or equal to the initial index value but greater than or equal to the downside protection value of approximately 98% of the initial index value:
$1,000
	•	If the final index value is less than the downside protection value of approximately 98% of the initial index value:
($1,000 x the index performance factor) + $20
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $20 per Buffered PLUS at maturity.
Leveraged upside payment:	$1,000 x index percent increase x upside leverage factor
Upside leverage factor:	175%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,348.78, the closing value of the S&P 500 Index as published on the Bloomberg page “SPX” on the pricing date
Final index value:	The closing value of the S&P 500 Index on the valuation date
Valuation date:	February 19, 2009, subject to adjustment for certain market disruption events
Downside protection value:	1,321.80, which is approximately 98% of the initial index value
Minimum payment at maturity:	$20 per Buffered PLUS
Index performance factor:	(final index value / initial index value)
Maximum payment at maturity:	$1,233.625 (123.3625% of the stated principal amount) per Buffered PLUS
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	February 19, 2008
Original issue date:	February 26, 2008 (5 business days after the pricing date)
CUSIP:	61757J162
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1	$999
Total	$200,000,000	$200,000	$199,800,000
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.